Exhibit 99.1

Federal-Mogul Appoints

Jerome Rouquet Chief Financial Officer

Southfield, Michigan, January 19, 2016….Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced that Jerome Rouquet has been appointed Senior Vice President and Chief Financial Officer (CFO) of Federal-Mogul Holdings Corporation, effective immediately. Rouquet will report directly to Dan Ninivaggi, Federal-Mogul co-CEO, and CEO Federal-Mogul Motorparts, and Rainer Jueckstock, Federal-Mogul co-CEO, and CEO Federal-Mogul Powertrain. In addition to assuming the new corporate CFO responsibilities, Rouquet will continue in his role as Senior Vice President, Finance of the Motorparts division.

“Jerome is an essential member of Motorparts’ management team, supporting our growth and transformation, with the strategic insight and financial counsel required to successfully execute our plans globally,” stated Ninivaggi. “Rainer and I are pleased to have Jerome in this critical role.”

Rouquet will replace Raj Shah, Senior Vice President and CFO, Federal-Mogul Holdings Corporation, who today announced his retirement. “Since joining the company in December 2013, Raj’s contributions have been considerable, especially the financial guidance and expertise he provided while we operationally segmented our two divisions,” said Jueckstock. “We thank him for his leadership and direction during such a pivotal building time for our business.”

Forward-Looking Statements

Statements contained in this press release which are not historical fact constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo®, Jurid® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The company employs nearly 50,000 people in 34 countries. For more information, please visit www.federalmogul.com.

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MEDIA CONTACTS

Colleen Hanley	Susan Fisher
Federal-Mogul Powertrain	Federal-Mogul Motorparts
Tel: 1.248.354.3045	Tel: 1.248.354.0926
Email: colleen.hanley@federalmogul.com	Email: susan.fisher@federalmogul.com